Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 38,980,000.00	0.0001381	$ 5,383.14
Fees Previously Paid
	Total Transaction Valuation:	$ 38,980,000.00
	Total Fees Due for Filing:			$ 5,383.14
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 5,383.14
Offering Note
[1]	(1) Calculated as the aggregate maximum purchase price based upon the net asset value per share as of September 30, 2025 of $7.16 and the offer to purchase up to 5,554.844.70 shares. (2) Calculated at $138.10 per $1,000,000 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, and the Section 6(b) Filing Fee Rate Advisory for Fiscal Year 2026 dated August 25, 2025.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A